UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)	January 7, 2026

TELEFLEX INCORPORATED
(Exact name of Registrant as Specified in Its Charter)

Delaware	1-5353	23-1147939
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

550 E. Swedesford Rd., Suite 400	Wayne,	PA		19087
(Address of Principal Executive Offices)				(Zip Code)

Registrant’s Telephone Number, Including Area Code		(610)	225-6800

Not applicable
(Former Name or Former Address, If Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1 per share	TFX	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.
On January 8, 2026, Teleflex Incorporated (the “Company”) issued a press release announcing certain estimated preliminary financial information for the Company’s full year ended December 31, 2025. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2026, the Company announced the departure of Liam J. Kelly from his roles as the Company’s President and Chief Executive Officer, effective as of the end of the day on January 7, 2026 (the “Effective Date”). Furthermore, the Company announced that Stuart A. Randle, a member of the Company’s Board of Directors (the “Board”), has been appointed Interim President and Chief Executive Officer, effective as of January 8, 2026 (the “Start Date”). The Board has engaged Spencer Stuart, a leading international executive search firm, to assist with the search for a permanent President and Chief Executive Officer.
Mr. Randle has served on the Board since 2009 and will continue such service during his time as the Company’s Interim President and Chief Executive Officer. In connection with Mr. Kelly’s departure as President and Chief Executive Officer, the Board appointed Stephen K. Klasko, M.D., the Company’s current lead independent director, to serve as the independent Chair of the Board, effective as of the Start Date. In accordance with the terms of Mr. Kelly’s existing severance agreement, Mr. Kelly must resign from the Board, and execute a release of claims in favor of the Company and its affiliates, to receive the payments and benefits thereunder.
Mr. Randle, 66, has been a director of the Company since 2009. Mr. Randle retired in December 2018 after serving for three years as the Chief Executive Officer of Ivenix, Inc., a medical device company that provides infusion delivery systems. Previously, Mr. Randle had been retired since September 2014 after serving for ten years as President and Chief Executive Officer of GI Dynamics, Inc., a medical device company. From 2003 to 2004, he served as Interim Chief Executive Officer of Optobionics Corporation, a medical device company. From 2002 to 2003, Mr. Randle held the position of Entrepreneur in Residence of Advanced Technology Ventures, a healthcare and information technology venture capital firm. From 1998 to 2001, he was President and Chief Executive Officer of Act Medical, Inc. Prior to 1998, Mr. Randle held various senior management positions with Allegiance Healthcare Corporation and Baxter International Inc.
Mr. Randle does not have any family relationships with any executive officer or director of the Company. There are no arrangements or understandings with the Company, or any other persons, under which Mr. Randle was elected to serve as an officer of the Company. In addition, he is not party to any transaction requiring disclosure under Item 404(a) of Regulation S-K of the Securities and Exchange Act of 1934, as amended.
Letter Agreement with Mr. Randle
In connection with Mr. Randle’s appointment, on January 7, 2026, the Company entered into a letter agreement with Mr. Randle pursuant to which Mr. Randle will commence employment effective as of the Start Date and will continue until the date on which a permanent Chief Executive Officer commences employment with the Company (the “Permanent CEO Commencement Date”) or, if earlier, Mr. Randle’s resignation, termination of his employment by the Company or his death or disability.
The letter agreement provides for the following compensation during Mr. Randle’s term of service as Interim President and Chief Executive Officer: a stipend of $140,000 per month (prorated for any partial months of service), a restricted stock grant with a grant date fair value of $1.5 million to be granted on January 13, 2026 (which such award will vest in full on the earlier of the Permanent CEO Commencement Date or the first anniversary of grant, subject to Mr. Randle’s continued service through the applicable vesting date) and eligibility to participate in the Company’s employee benefit plans.

Separation Benefits for Mr. Kelly
Mr. Kelly is a party to an existing severance agreement with the Company, dated March 31, 2017 (the “Severance Agreement”). Contingent upon Mr. Kelly’s execution of a release of claims in favor of the Company and its affiliates, in connection with his departure, he would receive the severance benefits due upon a termination without cause under the Severance Agreement. Please refer to the description of the post-employment payments and benefits included under the heading “Compensation Discussion and Analysis—Ongoing and Post-Employment Arrangements—Executive Severance Arrangements” in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 28, 2025, which description is incorporated herein by reference. Further, Mr. Kelly’s outstanding equity awards will receive age and service vesting treatment upon termination to the extent applicable under his existing equity award agreements. Mr. Kelly will be subject to the restrictive covenants included in the Severance Agreement.
The foregoing transition matters were also announced in the Company’s press release dated January 8, 2026, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
        99.1    Press Release, dated January 8, 2026
        104    The Cover Page from this Current Report on Form 8-K, formatted in Inline XBRL

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2026	TELEFLEX INCORPORATED By: /s/ Daniel V. Logue Name: Daniel V. Logue Title: Corporate Vice President, General Counsel and Secretary